Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 SECOND QUARTER RESULTS

New York, New York, August 9, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the second quarter and six months ended June 30, 2022.

Second Quarter Highlights:

($ in millions, except per share data)	2022	2021	% Change
Net Sales	$244.7	$207.6	18%
Net Income attributable to IP	$27.6	$22.7	22%
Diluted EPS	$0.86	$0.71	21%

Of note, the average dollar/euro exchange rate for the current second quarter was 1.06 compared to 1.20 in the second quarter of 2021 while for the first half of 2022, the average dollar/euro exchange rate was 1.09 compared to 1.20 in the first half of 2021. A strong U.S. dollar has a negative impact on our net sales. However, earnings are positively affected by a strong dollar, because almost 50% of net sales of our European operations are denominated in U.S. dollars, while almost all their costs are incurred in euro.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Business continues to be very strong. Year-to-date, all regions outperformed last year with the understandable exception of Eastern Europe. Sales in North America, Western Europe, and Asia, our three largest markets, rose 8%, 40% and 39%, respectively. Similarly, our smaller markets performed very well with sales growth of 31% in the Middle East and 35% in Central and South America. Through the first half, our U.S. distribution subsidiary for European based products encountered shipping related issues following a change in the distribution software by its logistics partner which helps explain why North American sales grew at a more modest pace.”

Through the first half, our largest brands, Montblanc, Jimmy Choo, Coach and GUESS have performed exceptionally well with sales up 14% (25% in euro), 6% (16% in euro), 17% (29% in euro) and 37%, respectively. In the current first half, we booked sales of our first Moncler fragrance along with Ferragamo and Ungaro legacy fragrance sales that were not included in our 2021 reported first half sales. Sales of several brands within our U.S. operations have surged, notably Abercrombie & Fitch, Hollister and Oscar de la Renta which produced year-to-date sales gains of 50%, 35% and 26%, respectively. MCM, which debuted its first ever scent in the second quarter of last year, has outperformed our best expectations and as of mid-year 2022, ranks third in sales among our U.S. based brands. Thus far this year, we brought Montblanc Legend Red, Coach Wild Rose and Coach Dreams Sunset, GUESS Uomo, Kate Spade Sparkle, Jimmy Choo Man Aqua and Lanvin Mon Éclat to market. Additional flankers and brand extensions are planned for the second half, along with important new men’s fragrance pillars for Coach and Boucheron. Furthermore, effective July 1, 2022, the Donna Karan and DKNY fragrance business, joins our portfolio.”

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August 9, 2022

Russell Greenberg, Executive Vice President and CFO noted, “Throughout 2021, our sales far exceeded expectations and as a result, our promotion and advertising expenses, which are an integral part of our success, didn’t keep pace. This year, we have stepped up our investment in promotion and advertising to support new product launches and to build brand awareness to more accurately reflect our quarterly and expected annual sales. Promotion and advertising approximated 19% and 16% of net sales for the three and six months ended June 30, 2022, respectively, as compared to 16% and 14% for the corresponding periods of the prior year. For the full year, we continue to budget aggregate promotion and advertising expense of 21% of net sales with the greatest amount spent in the fourth quarter which serves as a sales catalyst for the coming year.”

Mr. Greenberg also noted, “Our 2022 year-to-date bottom lines benefitted from a positive swing in ‘other income’ dominated by gains foreign currency. Our consolidated effective tax rate was 24% for the current first half, as compared to 30.0% for the corresponding periods of the prior year.”

Mr. Greenberg continued, “We closed the second quarter with working capital of $445 million, including approximately $196 million in cash, cash equivalents and short-term investments, and a working capital ratio of 2.9 to 1. The $117 million of long-term debt primarily relates to the acquisition of the new headquarters of Interparfums SA, our 73% owned Paris based subsidiary, which was financed by a 10-year €120 million (approximately $125 million) bank loan. Approximately €80 million of the variable rate debt was swapped for fixed interest rate debt with a maximum rate of 2% per annum.”

Affirms 2022 Guidance

Mr. Greenberg concluded, “Record year-to-date sales combined with orders scheduled for shipment in the second half of the year point to 2022 net sales of approximately $1 billion, resulting in diluted net income per share of $3.25. Guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

Dividend

The Company’s regular quarterly cash dividend of $0.50 per share will be paid on September 30, 2022 to shareholders of record on September 15, 2022.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, August 10, 2022. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

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Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. -or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Karin Daly (212) 836-9623/kdaly@equityny.com
rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com	www.theequitygroup.com

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August 9, 2022

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net sales	$244,725	$207,573	$495,403	$406,101

Cost of sales	90,943	75,223	182,963	148,502

Gross margin	153,782	132,350	312,440	257,599

Selling, general and administrative expenses	108,385	87,695	205,825	162,591

Impairment loss	--	--	--	2,394

Income from operations	45,397	44,655	106,615	92,614

Other expenses (income):
Interest expense	1,023	1,270	1,907	1,647
(Gain) loss on foreign currency	(279)	309	(2,518)	(1,557)
Interest and investment (income) loss	(464)	(768)	1,002	(1,155)
Other (income) expense	(328)	93	(444)	(98)

	(48)	904	(53)	(1,163)

Income before income taxes	45,445	43,751	106,668	93,777

Income taxes	10,925	14,715	25,857	28,115

Net income	34,520	29,036	80,811	65,662

Less: Net income attributable to the noncontrolling interest	6,903	6,379	17,895	15,343

Net income attributable to Inter Parfums, Inc.	$27,617	$22,657	$62,916	$50,319

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.87	$0.72	$1.98	$1.59
Diluted	$0.86	$0.71	$1.97	$1.58

Weighted average number of shares outstanding:
Basic	31,845	31,653	31,843	31,642
Diluted	31,952	31,799	31,981	31,786

Dividends declared per share	$0.50	$0.25	$1.00	$0.50

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CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$52,235	$159,613
Short-term investments	143,642	160,014
Accounts receivable, net	192,547	159,281
Inventories	265,835	198,914
Receivables, other	7,441	10,308
Other current assets	18,304	21,375
Income taxes receivable	223	210
Total current assets	680,227	709,715
Property, equipment and leasehold improvements, net	162,447	149,352
Right-of-use assets, net	29,792	33,728
Trademarks, licenses and other intangible assets, net	196,211	214,047
Deferred tax assets	9,836	7,936
Other assets	23,939	30,586
Total assets	$1,102,452	$1,145,364

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$13,342	$15,911
Current portion of lease liabilities	4,850	6,014
Accounts payable – trade	83,409	81,980
Accrued expenses	122,061	136,677
Income taxes payable	11,837	4,328
Total current liabilities	235,499	244,910

Long–term debt, less current portion	117,354	132,902
Lease liabilities, less current portion	26,594	29,220

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,845,965 and 31,830,420 shares at June 30, 2022 and December 31, 2021, respectively	32	32
Additional paid-in capital	84,316	87,132
Retained earnings	593,367	560,663
Accumulated other comprehensive loss	(70,426)	(38,432)
Treasury stock, at cost, 9,864,805 shares at June 30, 2022 and December 31, 2021	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	569,814	571,920
Noncontrolling interest	153,191	166,412
Total equity	723,005	738,332
Total liabilities and equity	$1,102,452	$1,145,364